EXHIBIT 10.57

EIGHTH AMENDMENT TO LEASE

This Eighth Amendment to Lease (“Eighth Amendment”) is dated as of this 30th day of October, 2006, by and between Forest City Cambridge, Inc. (the “Landlord”) an Ohio corporation and ARIAD Corporation, a Delaware corporation and the current tenant under the Lease referred to hereinafter (“Tenant”).

PRELIMINARY STATEMENT

WHEREAS, by Lease dated January 8, 1992 (“Lease”), Ariad Pharmaceuticals Inc. (“AP”) leased certain space from Landlord in the building known as The Jackson Building, having a street address of 26 Landsdowne Street, Cambridge, Massachusetts (“Premises”);

WHEREAS, AP assigned and Tenant assumed the Lease by Assignment and Assumption of Lease dated October 19, 1992, and recorded with the Middlesex County Southern District Registry of Deeds in Book 22527, Page 581, and filed with the Middlesex County Southern Registry District of the Land Court as Document 888025 noted on Certificate of Title No. 157415;

WHEREAS, the Lease was amended by the First Amendment to Lease dated May 12, 1994, the Settlement Agreement and Second Amendment to Lease dated May, 12, 1994, the Third Amendment to Lease dated June 1, 1994, a letter agreement dated December 16, 1996, a letter agreement dated November 5, 1997, a letter agreement dated July 31, 1998, a letter agreement dated November 30, 1998, the Sixth Amendment to Lease dated December 31, 1999, the Seventh Amendment to Lease dated March, 2001 and the Notice of Extension of Lease dated October 2, 2001 (collectively, the “Lease”), for certain premises (the “Premises”) as more particularly described in the Lease;

WHEREAS, pursuant to Section 2.6 of the Lease, Tenant has exercised Tenant’s second option to extend the Term of the Lease; and

WHEREAS, Landlord and Tenant desire to document the terms and conditions associated with the exercise of the second extension option and have agreed to further amend the Lease as provided herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, each to the other paid, the receipt and sufficiency of which are hereby mutually acknowledged, Landlord and Tenant hereby agree as follows:

1.	The Term of the Lease shall be extended until July 31, 2012.

2.	Section 2.2 of the Lease shall be amended by adding the words “(the “Common Areas”)” after the words “University Park” in line 44 thereof.

3.	Effective as of May 1, 2007, Section 2.6 of the Lease shall be deleted in its entirety and replaced with the following:

“Provided that there has been no Event of Default which is uncured and continuing on the part of the Tenant beyond any applicable notice and cure periods, and the Tenant is, as of the date of exercise and as of the commencement date of the Extension Term (as hereinafter defined), actually occupying at least fifty-one percent (51%) of the Premises for its business purposes, the Tenant shall have the right to extend the Term hereof for two (2) additional periods of five (5) years each (any such period an “Extension Term”) on the following terms and conditions:

(a)  Such right to extend the Term shall be exercised by the giving of written notice by Tenant to Landlord at least nine (9) months prior to the expiration of the Term or the first Extension Term, as applicable (the “Extension Notice Deadline Date”). Upon the giving of such notice on or before the Extension Notice Deadline Date, this Lease and the Term hereof shall be extended for an additional term, as specified above, without the necessity for the execution of any additional documents except a document memorializing the Annual Fixed Rent for the Extension Term to be determined as set forth below. Time shall be of the essence with respect to the Tenant’s giving notice to extend the Term on or before the Extension Notice Deadline Date.

(b)  The Extension Term shall be upon all the terms, conditions and provisions of this Lease, except the Annual Fixed Rent payable during the first Extension Term shall be at the rate of ninety-seven and one half percent (97.5%) of the then Extension Fair Rental Value of the Premises, and the Annual Fixed Rent payable during the second Extension Term shall be at the rate of one hundred percent (100%) of the then Extension Fair Rental Value of the Premises, to be determined under Section 2.6(d) or Section 2.6(e) below. For purposes of this Section 2.6, the “Extension Fair Rental Value” of the Premises shall mean the then current fair market annual rent for leases of other comparable research and development space in Cambridge, Massachusetts, in buildings of comparable size, quality, age and location, and shall take into consideration the value of all market concessions then being offered by landlords of such comparable space, similarly improved, taking into account the condition to which such premises have been improved (but excluding any capital improvements to the Premises that enhance the net value thereof, made by or at the expense of the Tenant.

(c)  If the Tenant makes a written request to the Landlord for a proposal for the Extension Fair Rental Value for the first Extension Term (“Tenant’s Extension Rental Request”) on or before the day that is one (1) month prior to the Extension Notice Deadline Date, then the Landlord shall make such a written proposal (“Landlord’s Rental Proposal”) to the Tenant within fifteen (15) days after receipt of Tenant’s Extension Rental Request, but in no event shall the Landlord be required to deliver such a proposal sooner than twelve (12) months prior to the scheduled commencement of the Extension Term. Following delivery by the Landlord of Landlord’s Rental Proposal to the Tenant, the parties will endeavor in good faith to reach agreement with respect to the establishment of the Extension Fair Rental Value.

(d)  Unless the parties have already mutually agreed upon such Extension Fair Rental Value, on or before the day that is ten (10) days prior to the Extension Notice Deadline Date, Tenant shall deliver to Landlord its final rental proposal (“Tenant’s Rental Proposal”). Each of such Landlord's Rental Proposal and such Tenant's Rental Proposal (the "Final Rental Proposals") shall be binding on the Landlord and the Tenant, respectively, for the purpose of conducting the resolution procedure described in clause (e) below. In no event shall Tenant's Final Rental Proposal propose an annual fixed rent lower than the Annual Fixed Rent in effect at that time. Failure by the Landlord or the Tenant to timely deliver the Landlord's Rental Proposal or Tenant's Rental Proposal, as the case may be, shall result in the other party's proposal being deemed the Extension Fair Rental Value.

(e)  If the Tenant exercises its election to extend the Term under clause (a) above, without the Extension Fair Rental Value of the Premises having been established by mutual agreement of the parties as contemplated under clauses (c) and (d) above, then within thirty (30) days after the Tenant's exercise of its election to extend the Term, Landlord and Tenant shall either (i) mutually agree upon the identity of a real estate professional ("Arbiter") with at least ten (10) years continuous experience in the business of brokering similar commercial real estate in the Cambridge, Massachusetts area who has agreed to serve as hereinafter provided (the "Deciding Arbiter"), or (ii) each appoint an Arbiter who shall, within thirty (30) days of selection, select a third Arbiter to serve as the Deciding Arbiter. The Deciding Arbiter shall select either the Landlord's Rental Proposal or the Tenant's Rental Proposal as the proposal most accurately stating the Extension Fair Rental Value of the Premises. If the two Arbiters respectively selected by the parties (the "Party Selected Arbiters") cannot agree upon the selection of a Deciding Arbiter, then such two Party Selected Arbiters shall seek the selection of the Deciding Arbiter by the Massachusetts regional office of the Commercial Brokers Association. The Deciding Arbiter shall give notice of his or her selection to the Landlord and the Tenant within thirty (30) days following the Deciding Arbiter’s appointment, and its selection of either Landlord's Rental Proposal or Tenant's Rental Proposal which selection shall be final and binding upon the Landlord and the Tenant. Each party shall pay the fees and expenses of its Party Selected Arbiter and one-half of the fees and expenses of the Deciding Arbiter. In the event that the commencement of the Extension Term occurs prior to a final determination of the Extension Fair Rental Value therefor (the "Extension Rent Determination Date"), then the Tenant shall pay the Annual Fixed Rent in effect at the time. If the Annual Fixed Rent for the Extension Term is determined to be greater than the Annual Fixed Rent paid with respect to the Premises prior to the Extension Rent Determination Date, then Tenant shall pay to Landlord the amount of such underpayment within thirty (30) days after the Expansion Rent Determination Date.”

4.	Effective as of May 1, 2007, the Lease shall be amended to reflect the Annual Fixed Rent as follows:

Annual Fixed Rent:	From May 1, 2007 - July 31, 2012:

$21.00 per rsf per annum on 98,879 rsf, and
$14.46 per rsf per annum on 1,482 rsf (the “Mechanical Space”)

5.
Landlord and Tenant hereby confirm that the Mechanical Space shall be comprised of (1) the space known as the “Penthouse” containing 1,398 rsf, (2) Suite 300A containing 42 rsf, and (3) Suite 400A containing 42 rsf. The Mechanical Space shall not be subject to the payment of Operating Expenses pursuant to Section 3.3 of the Lease or the payment of Real Estate Taxes pursuant to Section 3.2 of the Lease.

6.	Effective as of the date hereof, Section 3.3(b) of the Lease shall be amended as follows:

a)	Delete the words “including the parking facilities located thereon” commencing in the fifteenth (15th) line thereof;

b)
Delete the word “Property” in the seventeenth (17th) line thereof and replace it with the word “General”; but only to the extent that General Manager is actively engaged in the day to day property management operations of the Property.

c)
Delete the phrase starting with “charges based on the ratio…” through and including the words “…and open space within University Park;” and replace it with the following text: “charges equitably and reasonably allocated to the Building for the operating, cleaning, maintaining, securing and repairing of the Common Areas excluding the initial capital improvement costs associated with initially establishing the Common Areas;

d)
Delete the word “Property” in the forty-second (42nd) line on page 20 and replace it with the word “General”; but only to the extent that General Manager is actively engaged in the day to day property management operations of the Property.

7.
Landlord and Tenant agree that execution of this Eighth Amendment will reflect a settlement of all outstanding disputes identified during Tenant’s audit of the FY 2003 Operating Expenses, provided, however, that such settlement shall not impact Tenant’s right to audit lease years subsequent to FY 2003 as provided in the Lease, but in no event shall Tenant have the right to dispute expenses based on the methodology for the allocation of Common Area expenses with respect to parking facilities as set forth in this Amendment or the inclusion of salary expenses for the General Manager of the Park both of which issues have been settled as a part of this Eighth Amendment.

8.
Landlord hereby agrees to perform certain modifications to the Premises in accordance with Exhibit A attached hereto (the “Modifications”). The Modifications shall be commenced by Landlord on or before May 1, 2007 and Landlord shall diligently pursue the completion of such modification on or before October 15, 2007. In the event that Landlord has not completed the Modifications on or before October 15, 2007, the provisions of Section 9.7 of the Lease shall apply. None of such Modifications shall be included within Operating Expenses or charged to Tenant under the Lease, as amended hereby. Further, should Landlord be required to make any emergency repairs or replacements prior to undertaking the Modifications listed on Exhibit A, no portion of the cost of such repairs or replacement shall be charged to Tenant and such costs shall be excluded from Operating Expenses under the Lease, as amended hereby.

9.
Tenant shall have the right to maintain its existing equipment in place on the roof of the Building or to replace such equipment within the same roof area, subject to Landlord’s approval, which shall not be unreasonably withheld.

10.	As of the date hereof and through July 31, 2012, Landlord hereby agrees to provide Tenant written notice of the availability of other office space as it becomes available within University Park.

11.
Effective as of May 1, 2012, Section 6.8 of the Lease shall be amended by deleting the text starting in the 27th line of the third full paragraph commencing with the words “If this Lease is assigned, or if the Premises or any part thereof is sublet,…” and continuing through to the end of that paragraph including all of subparagraphs (x) and (y), and replacing that text with the following paragraph:

“The Tenant shall pay to the Landlord fifty percent (50%) of any amounts the Tenant receives from any occupant, subtenant, assignee or other transferee other than a parent, subsidiary or affiliate of Tenant, as rent, additional rent or other forms of compensation or reimbursement (if any) in excess of the aggregate amount of (i) the proportionate monthly share of Annual Fixed Rent, Additional Rent and all other monies due to Landlord pursuant to this Lease (allocable in the case of a sublease to that portion of the Premises being subleased), (ii) brokerage commissions and fees for legal services associated with the transaction, (iii) any expenses incurred by the Tenant in connection with preparing the Premises or applicable portion thereof for occupancy by such subtenant, assignee or other transferee, and (iv) any monetary concessions paid to the subtenant, assignee or the other transferee such as, but not limited to, reimbursement of moving expenses (collectively “Sublease Transaction Expenses”). In the circumstances where the transferee pays the consideration due to the Tenant on account of such transfer over time (e.g. monthly rental payments under a sublease), Sublease Transaction Expenses shall be amortized on a straight-line basis over the term of the transfer in question, together with interest at a rate that is reasonably satisfactory to Landlord.”

12.	Landlord hereby confirms that all Common Building Areas are in compliance with the American with Disabilities Act.

13.
Landlord and Tenant each represent and warrant to the other that it has had no dealings with any broker other than Trammell Crow Company in connection with this Amendment and shall indemnify and hold harmless the other from claims for any brokerage commission in connection with this Eighth Amendment other than Trammell Crow Company. Landlord agrees to pay the commission due to Trammell Crow Company earned in connection with this Eighth Amendment pursuant to the terms of a separate agreement between Landlord and Trammell Crow Company.

14.	All other terms and provisions of the Lease shall remain unchanged and the Lease as heretofore and hereby amended is hereby ratified and confirmed.

15.	This Eighth Amendment will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

16.
This Eighth Amendment shall be subject to the prior written consent of the Ground Lessor, The Massachusetts Institute of Technology, and Landlord will use good faith best efforts to obtain such consent on terms acceptable to Tenant.

17.
Each of Landlord and Tenant, for itself, warrants and represents that this Eighth Amendment is its duly adopted, approved and authorized act and that the person signing this Eighth Amendment has full authority to bind, and to execute this Eighth Amendment on behalf of, the party he or she represents.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Eighth Amendment to be duly executed under seal by persons hereunto duly authorized, and multiple copies, each to be considered an original hereof, as of the date first set forth above.

LANDLORD:

FOREST CITY CAMBRIDGE, INC.

By: /s/ Michael Farley

Name: Michael Farley

Title: Vice President

TENANT:

ARIAD CORPORATION

By: /s/ Edward M. Fitzgerald

Name: Edward M. Fitzgerald

Title: Vice President and CFO

EXHIBIT A

Base Building Modifications

1.	Fire Protection/ Fire Alarm
•	Review and install upgrades to the fire alarm system.

2.	Life Safety Generator Fuel Pump
•	Install a stand by pump and alternating controls that will enable the system to operate in the event of a failure of the primary pump.

3.	Three Make Up Air Units
•	Replace the three make up air units

4.	Electrical
•	Replace the electric boiler for the heat pump condenser water system.

5.	Life System Generator
•	Replace or rebuild the enclosure to conform to the original specifications.

6.	Roof
•	Replace the southeast portion of the roof immediately and the remaining area within two years.